Exhibit 5.1

[RUTAN & TUCKER, LLP LETTERHEAD]

January 7, 2011
Pacific Ethanol, Inc. 400 Capital Mall, Suite 2060 Sacramento, CA 95814

Re:	Registration Statement on Form S-1 Registering 27,778,960 Shares of Common Stock
Ladies and Gentlemen:

We have acted as counsel to Pacific Ethanol, Inc., a Delaware corporation (the ”Company”), in connection with the registration statement on Form S-1 to which this opinion is an exhibit (the “Registration Statement”) with respect to the offer and sale by the persons and entities named in the Registration Statement (the “Selling Security Holders”) of up to an aggregate of 27,778,960 shares of the Company’s common stock, $0.001 par value per share (“Common Stock”), comprising the following (collectively, the “Shares”):

(i)
24,445,485 shares of Common Stock (the “Conversion Shares”), consisting of a portion of the number of shares of Common Stock that are issuable upon conversion of senior secured convertible notes issued on October 6, 2010 (the ”Notes”); and

(ii)	3,333,475 shares of Common Stock (the “Interest Shares”), consisting of a portion of the number of other shares of Common Stock that are issuable pursuant to the Notes.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act"), and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or prospectus forming a part of the Registration Statement, other than as to the validity of the Shares.

We are familiar with the corporate actions taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares and have made such other legal and factual inquiries as we deem necessary for purposes of rendering this opinion. We have relied upon certificates and other assurances of officers of the Company and others as to factual matters; we have not independently verified such matters. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copied documents. We have also assumed that the Shares are and will be evidenced by appropriate certificates that have been properly executed and delivered.

Based on the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth below, we are of the opinion that the Shares have been duly authorized by all necessary corporate action of the Company and the Conversion Shares, when issued upon conversion of each of the Notes in accordance with their respective terms, and the Interest Shares, when issued in accordance with the terms of the Notes, will be validly issued, fully paid and non-assessable.

You have informed us that the Selling Security Holders may sell the Shares from time to time on a delayed or continuous basis. This opinion is limited to the Delaware General Corporation Law (“DGCL”), including the statutory provisions of the DGCL, all applicable provisions of the Constitution of the State of Delaware and all reported judicial decisions interpreting these laws, and federal law, exclusive of state securities and blue sky laws, rules and regulations.

We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the General Rules and Regulations of the Securities and Exchange Commission.

Respectfully submitted,

/s/ Rutan & Tucker, LLP